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                                   EXHIBIT 1
                              CONSENT OF AUDITORS





The Board of Directors
Applied Photonic Devices, Inc.
 and Subsidiaries:

We consent to the inclusion of our report dated June 1, 1995, with respect to the consolidated balance sheet of Applied Photonic Devices, Inc. and subsidiaries as of December 31, 1994 and the related consolidated statements of income and retained earnings, and cash flows for the year ended December 31, 1994, which report appears in the Form 8-K of SpecTran Corporation dated August 7, 1995.



KPMG Peat Marwick LLP
Boston, Massachusetts
August 7, 1995





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